Exhibit 99.2
Stratos International
Q2 Conference Call Transcript
December 8, 2005
Barry Hollingsworth
Chief Financial Officer
Thank you and good afternoon everyone.
Welcome to the Stratos International fiscal 2006 second quarter conference call. With me today is Andy Harris, President and Chief Executive Officer of Stratos. Before we get started, I want to note that certain matters in this call are forward-looking statements subject to risks and uncertainties. Actual results may differ materially from any future performance suggested.
Risk factors include rapid technological change in the communications industry, fluctuations in operating results, and competition. Please refer to the “Safe Harbor” language contained in our press release dated today, December 8, which was widely disseminated by various wire services and other media.
I want to point out that we will be providing the contents of this call in an 8-K filing with the SEC.
Net revenues for the second quarter of fiscal 2006 were $19 million, which was at the bottom of our prior guidance of $19 to $21 million. This represents an increase of 4% from $18.2 million last year, and an 8% sequential decline from Q1.
The largest markets of our Q2 sales continue to be telecom and enterprise representing 43% of sales, and military, which represented 35% of our sales in the quarter. The remaining 22% of sales came from industrial and other markets, such as video.
RF Microwave sales contributed $9.7 million in Q2, representing a 9% decline from the prior year and a 14% sequential decline from Q1. We are seeing some variation in revenues over the shorter term due to the delay of some specific military orders, as well as a decline in reduced capital spending by some telecom customers. Nonetheless, we expect to see long-term growth in the Trompeter and Semflex brands, which hold a leading position in RF and microwave connectors in the telecom, military and video markets.
The optical side of the business contributed $9.3 million of product sales in Q2, a 23% increase compared to the prior year and essentially flat sequentially with Q1.
Consolidated gross margin was 35.5% in Q2, representing a 380 basis point improvement over the prior year, and a 410 basis point decline sequentially from Q1, due to a change in product mix.

We continue to have a broad customer base. For Q2, no single customer accounted for more than 10% of our revenue.
Our book to bill ratio for Q2 was 1.1. Total backlog as of October 29 was $12.8 million. Total backlog as of Friday was approximately $15 million.
Operating expenses were $8.4 million in Q2, which includes $483,000 of restructuring costs.
Operating expenses excluding restructuring charges and litigation settlements were $7.9 million, compared to $11.2 million in the prior year, and $8.9 million in Q1.
All three operating expense lines show a year-over-year decline from Q2 last year, as well as sequentially to Q1. The decline in operating expenses was due to ongoing cost containment efforts.
Total D&A in Q2 was $2 million. CapEx was $160,000 in the quarter. The excess depreciation over CapEx is largely due to the historical purchase of software and computer equipment.
Our operating loss in Q2 2006 was $1.7 million, compared to an operating loss of $4.0 million last year.
We had $1 million in other income in the quarter. $600,000 of that was due to the resolution of various accruals that had been on our balance sheet. I want to emphasize that those obviously are non-cash and non-recurring. Also, included in other income is approximately $200,000 of non-cash foreign exchange gains. And the remainder are other miscellaneous non-recurring and non-cash items.
Average DSO for trade accounts receivable for Q2 was 53 days. Inventory turns were 3.4 on an annualized basis.
Going forward, our focus remains on improving cash generation and achieving profitability by improving our mix of profitable customers, increasing total revenues and reducing structural costs.
With that, let me turn it over to Andy Harris.

Andy Harris
Chief Executive Officer
Thanks Barry.
I’d like to begin by addressing our Q2 revenue results.
Our top line came in lower than we initially expected due to delays in some military programs and less capital spending than expected in selected market segments. This is more of a temporary issue this quarter than a sustained reduction in demand. In fact, our military bookings already appear to be back on track and we are seeing demand elsewhere return to its previous positive trend.
Our balance sheet remains very healthy. We ended the quarter with $34 million of cash and short-term investments. Cash is down from Q1 by $560,000 due to the fact that inventories are up, accounts payable are down and accrued expenses are down from Q1. We also paid off the last of a capital lease obligation related to our IT system. We had been paying $500,000 per quarter for this over the past several years and that is now behind us. While not as high as in Q1, I’m happy to say that this was our third consecutive quarter of positive EBITDA at Stratos. Despite the dip in top-line results and restructuring charges in Q2, Stratos was still able to achieve positive EBITDA results.
I should also mention that we received $2 million of our recoverable income taxes in November, which is not reflected on our Q2 balance sheet.
As we look forward to the remainder of fiscal 2006, we have a number of business development efforts gaining momentum and cost control initiatives in place to help us improve both top and bottom line results.
We’re making very good progress in migrating up the value chain in newer markets such as broadcast/video, a small but growing part of our business. We just signed up a new distributor for our video media converter products with a company in Germany called Connex, which has an excellent reputation in the European markets. We also have a new partner in Japan, Hibino, who is addressing the important market for our high definition products in that country.
Earlier this week, we announced a strategic partnership agreement with a Korean company called Shinkwang, to provide fiber to the home products in the US. This will allow us to aggressively pursue a focused customer base including municipalities, local phone companies, developers and independent service providers.
Our customer base continues to grow with more than 1,300 active customers. Our largest customer is General Dynamics. During the quarter we were honored to receive a significant award from General Dynamics for innovation and partnership reflecting both the strength of our dedicated technologies and customer focus.

We continue to stay focused on a number of initiatives that will help build both our top and bottom line performance. Our strategy continues to be one of building employee and process performance, expanding the product lines we offer, maximizing the utilization of our assets and leveraging the best practices in various functions companywide.
As part of our overall integration strategy to reduce unnecessary structural costs, we are closing our Trompeter and Semflex corporate office in Westlake Village, California, and consolidating all functions into our existing facility in Mesa, Arizona. The Westlake Village office had about 20 people and our focus in this transition is to maintain continuity of key knowledge and experience. This relocation will be completed by next Friday. A portion of the costs of this relocation are included in the Q2 restructuring charge. Since this process spans over two quarters, we expect to have additional charges in Q3 as well.
In closing, I always like to take this opportunity to thank our employees for their continued hard work and contribution to our performance. Our employees give us a competitive advantage. Their capabilities are enabling Stratos to fulfill our long-term commitment of expanding our revenues, achieving sustained profitability, and enhancing shareholder value.
Thank you and now we would like to open it up for your questions.
Josh Horowitz, Berggruen Holdings:
Good quarter. I’m very pleased that the progress continues. Could you break down for us the revenue in the Trompeter and Semflex unit and the EBITDA margin there?
Barry Hollingsworth:
The RF and microwave sales were $9.7 million in the quarter. And EBITDA margins were in the mid-20s.
Josh Horowitz:
Is that a before corporate overhead?
Barry Hollingsworth:
And that is with corporate overhead.
Josh Horowitz:
Great. And I know you commented briefly on the revenues. I guess would you characterize this as a timing issue and we think that we get those back next quarter.
Barry Hollingsworth:
I think that’s a fair representation. We have gone through a minor dip and we are back on a track that I think puts Q3 on the path that we have been for the last few quarters. Longer term the trend line is continuing. We’re back on the trend.

Josh Horowitz:
Is there a total number you’re putting out for the closing of the West Lake office and the relocation for its completion?
Andy Harris:
We really don’t. There are always incidentals that come back. I suspect there will be another $300,000 to $500,000 charge in Q3.
Josh Horowitz:
Is there any update on the significant or potentially significant asset monetization with the land and properties in Chicago?
Andy Harris:
Very good question and we are presently in contract and negotiations for the buildings that we have here in Chicago.
Josh Horowitz:
Would that encompass the entire six acres or just a portion of that?
Andy Harris:
It could very well include the entire six acres.
Josh Horowitz:
Very good. Thanks guys and keep up the good work.
Michael Coady, B Riley:
The gross margin you mentioned being down sequentially and that was a result of product mix. Is that specifically the RF/M versus the optical?
Barry Hollingsworth:
That was the product mix shift due primarily to the RF/Microwave side of the business.
Michael Coady:
Okay. And how about your progress in outsourcing the MSA and optical components — are you outsourcing all of that now?
Andy Harris:
We have now reached the point that essentially all of our MSA products are outsourced, yes.
Michael Coady:
The RF/Microwave side of the business — are you making progress with outsourcing there?
Andy Harris:
We are. That is — that will not be 100% outsourced at any point but we have made significant progress in establishing relationships and beginning that process. It will probably be a couple of quarters before we have taken it as far as we can, so we are probably 30% to 40% of the way down the road with the outsourcing activities with our microwave RF products.

Michael Coady:
How about in terms of the two sides of the business, the Stratos and Trompeter Semflex? I know that you’ve been working on some cross-selling initiatives there and just wondering how those are coming to fruition.
Andy Harris:
That’s a good question. It’s a mixed bag frankly. There are some very significant wins in the military area where the cross-selling has paid off. There are several others but we have more to do. I guess that’s the best way to say it. There are some positive results that have generated that will actually show up in Q3 of this year as a result. There are some joint sales in the video areas that have taken place that are making that one of our fastest growing product lines. And these kinds of things are paying some pretty good dividends.
Michael Coady:
Did you say that you received $2 million of the income tax receivables?
Barry Hollingsworth:
That’s correct.
Michael Coady:
In November?
Barry Hollingsworth:
During November after the close of Q2.
Michael Coady:
What do you expect the savings to be from closing the West Lake Village offices?
Barry Hollingsworth:
We think the savings from closing that facility will ultimately be in the $600,00 to $750,000 range annually.
Michael Coady:
Do you want to provide any guidance for the third quarter?
Andy Harris:
It’s really becoming difficult to provide guidance that we’re comfortable with and consequently any guidance we would provide would still be in the $19 to $21 million range. And I’d like to be more specific but it’s a fluid situation.
Josh Horowitz:
I just had a quick question and see if you wanted to comment on the 8-K you put out today. I guess the good governance continues seeing that the Board is reconsidering some of the stock plans and the severance benefits. Is there anything that’s driving this? Why has it come under scrutiny or review?

Andy Harris:
I guess the only comment I can make is that severance plans need to be consistent at Stratos with the norm for other companies our size and in our industry. And any severance that we have in the future will be consistent with our Board’s philosophy on compensation and any other governance issues making severance conform with industry norms. So the termination of the existing plan and any future plan that may be adopted would be significantly different than what we’ve had in the past.
Josh Horowitz:
Great and any updates or potential updates forthcoming concerning share buybacks in excess of option issuance?
Andy Harris:
Well we announced back in September that we were going to initiative a stock buyback during the fiscal year of 2006. And we have initiated that process and we will stay with that regimen for the fiscal year that we’re in right now and don’t have any commitments at this point for anything beyond that.
Josh Horowitz:
And the cash balance just to reconfirm is at $36 million then if we include the $2 million in income tax refund.
Andy Harris:
That is correct.
Barry Hollingsworth:
Okay I’d like to thank everyone for joining us today and that ends our call. Thank you.